Exhibit 99.3

Execution Version

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (this “Agreement”) is dated as of March 11, 2008, and entered into by and between RONALD B. PORT AND ROBERTA P. WASHLOW, not personally but as co-trustees of The Sidney L. Port Trust Dated July 22, 1970, dated July 22, 1970, as restated (“Borrower”), and H. GEORGE MANN, not personally but as trustee of the SLP 2003 Trust A, created March 6, 2008 (“Lender”).

RECITALS:

WHEREAS, pursuant to that certain Secured Promissory Note in the original principal amount of Three Million Eight Hundred Seventy-Five Thousand and 00/100 Dollars ($3,875,000.00) (the “Original Principal Amount”) of even date herewith, issued by Borrower to Lender (such Secured Promissory Note, as amended, extended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, and including all promissory notes and other instruments issued in exchange or replacement therefor or substitution or extension thereof, the “Note”), Lender has agreed to make a loan (the “Loan”) to Borrower in the Original Principal Amount; and

WHEREAS, Borrower owns 381,667 shares (the “Pledged Interests”) of the issued and outstanding common stock of Lawson Products, Inc., a Delaware corporation (“Lawson”) and, in order to further secure the prompt and complete payment, performance and observance of all “Obligations” (as such term is defined in the Note), Borrower has agreed to pledge the Pledged Collateral (as such term is defined below) to Lender;

NOW, THEREFORE, in consideration of the premises and in order to induce Lender to make the Loan and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower hereby agrees with Lender as follows:

1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein and not otherwise defined herein shall have the meanings given them in the Note.

2. Pledge. Borrower hereby pledges, hypothecates, assigns, transfers and delivers unto Lender, and hereby grants to Lender a Lien on, the following property and interests in property of Borrower (collectively, the “Pledged Collateral”):

(a) the Pledged Interests, and all cash, securities, interest, dividends, distributions, options, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Interests;

(b) all other property hereafter delivered to Borrower in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such property and all cash, securities, interest, dividends, options, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(c) (i) the Cash Collateral Account (as such term is defined below), (ii) all general intangibles, claims and privileges of any kind in respect of the Cash Collateral Account, (iii) all funds, items, instruments, investment property, financial assets, securities and other things of value of any kind of or for the account of Borrower at any time paid to, deposited with, credited or held by or withdrawable from or in transit to the Cash Collateral Account, and all other property of Borrower from time to time in the possession or under the control of, or in transit to, the Securities Firm (as such term is defined below), in its capacity as such, or any agent, bailee or custodian therefor; and

(d) all proceeds of any of the foregoing.

Borrower agrees to execute and deliver to Lender promptly upon receipt of Lender’s request therefor: (i) assignments separate from certificate in form and substance reasonably satisfactory to Lender, undated and appropriately endorsed in blank, with respect to the Pledged Interests and (ii) such other documents of transfer as Lender may from time to time reasonably request to enable Lender to transfer, after the occurrence and during the continuance of a Triggering Event, the Pledged Collateral into Lender’s name or the name of Lender’s nominee (all of the foregoing are hereinafter collectively referred to as the “Powers”).

3. Security for Obligations. The Pledged Collateral secures the prompt and complete payment, performance and observance of all Obligations, including, without limitation, all obligations and liabilities of Borrower hereunder.

4. Representations and Warranties of Borrower. Borrower represents and warrants to Lender that:

(a) No part of the Pledged Collateral is subject to any previous assignment and, except for the interest granted to Lender pursuant to this Agreement, Borrower owns (and will keep) the Pledged Collateral free and clear of all Liens.

(b) Borrower owns and has good and marketable title to the Pledged Interests as of the date hereof.

(c) The pledge of the Pledged Interests pursuant to this Agreement creates a valid and continuing perfected first priority Lien on the Pledged Collateral, in favor of Lender, securing the prompt and complete payment, performance and observance of the Obligations.

(d) Each of the Powers is duly executed and delivered and gives Lender the authority it purports to confer.

(e) No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or Person is required either for (i) the pledge by Borrower of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Borrower or (ii) for the exercise by Lender of the rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

5. Voting Rights; Dividends; Etc.

(a) Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Interests or any part thereof for any purpose not inconsistent with the terms of this Agreement.

(b) So long as no Triggering Event shall have occurred and be continuing under Section 9(a) or 9(i) of the Note, Borrower shall be entitled to receive and retain any and all dividends and distributions paid in respect of the Pledged Interests (but shall in no event be entitled at any time to receive or retain any dividends, distributions or interest paid in respect of any other Pledged Collateral), provided that any such dividends and distributions paid in respect of the Pledged Interests shall first be used to make the quarterly interest payments required by Section 3 of the Note; provided, further, however, that any and all:

(1) dividends, distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

(2) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

(3) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged Collateral,

shall be Pledged Collateral and shall be forthwith delivered to Lender to hold as Pledged Collateral and shall, if received by Borrower, be received in trust for the benefit of Lender, be segregated from the other property or funds of Borrower and be forthwith delivered to Lender as Pledged Collateral in the same form as so received (with any necessary endorsement).

(c) Upon the occurrence and during all times that the Coverage Ratio is equal to or less than 1.50 to 1.00 (a “Coverage Event”):

(i) All rights of Borrower to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 5(b) of this Agreement shall cease, and, all such rights shall thereupon become vested in Lender who, together with any assignee or designee of all or any portion of its rights hereunder, shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends, distributions and interest payments.

(ii) All dividends, distributions and interest payments which are received by Borrower contrary to the provisions of paragraph (i) of this Section 5(c) shall be segregated from other funds of Borrower and shall be immediately paid over to Lender as Pledged Collateral in the same form as so received (with any necessary endorsement).

6. Additional Covenants.

(a) Coverage Ratio: Notwithstanding anything to the contrary in this Agreement, upon a Coverage Event, Lender shall have the option, exercised in Lender’s sole and absolute discretion, to (A) request the pledge by Borrower, which request Borrower may refuse, in favor of Lender of additional assets as Pledged Collateral (whether in the form of a pledge of additional shares of Lawson common stock or a pledge of other assets satisfactory to Lender) with an aggregate value (as determined in good faith by Lender) at least sufficient to cause the Coverage Ratio, after giving effect to such pledge of additional assets, to be greater than 1.50 to 1.00, such pledge to be effected no later than five (5) Business Days after Borrower’s receipt of such request, or (B) sell all or a portion of the Pledged Interests in an amount sufficient to generate cash collateral which, when added to the aggregate value (as determined in good faith by Lender) of all other cash, cash equivalents or other investment property then maintained in the Cash Collateral Account, is not less than the Adjusted Aggregate Loan Exposure at such time.

(b) For purposes hereof:

(i) “Adjusted Aggregate Loan Exposure” means, at any time of determination thereof, the amount obtained by discounting the Aggregate Loan Exposure at such time from the Maturity Date to the time of determination thereof in accordance with accepted financial practice and at a discount factor equal to two percent (2.00%) per annum, compounded quarterly; provided, however, that such percentage may be increased by written agreement of Borrower and Lender.

(ii) “Aggregate Loan Exposure” means, at any time of determination thereof, an amount equal to the sum at such time of (A) the Original Principal Amount, plus (B) accrued but unpaid interest under the Note, plus (C) all remaining interest to be paid by Borrower through and including the Maturity Date.

(iii) “Aggregate Value of Lawson Shares” means, at any time of determination thereof, (A) the sum at such time of (I) the Pledged Interests, plus (II) 400,000 of the issued and outstanding shares of the common stock of Lawson owned by Port Investments, L.P. (“PI”) and pledged by PI in favor of Lender pursuant to the terms of that certain Pledge Agreement of even date herewith between PI and Lender, plus (III) any other shares of common stock of Lawson that Borrower, PI or any other Person may subsequent to the date of this Agreement pledge to Lender as Pledged Collateral to secure the Obligations, multiplied by (B) the arithmetic average of the Weighted Average Price of the shares of Lawson common stock on each of the five (5) consecutive Trading Days immediately preceding the applicable date of determination.

(iv) “Coverage Ratio” means, at any time of determination thereof, the ratio of (A) the Aggregate Value of Lawson Shares plus 1.5 times the value of the Cash Collateral Account, to (B) the Adjusted Aggregate Loan Exposure, in each case at such time.

(v) “Net Proceeds” means the cash proceeds (net of cash taxes paid or payable, and reasonable and customary costs paid to unrelated and unaffiliated third parties in connection with a particular transaction) arising from any sale of the Pledged Interests permitted under Section 6(d) of this Agreement.

(vi) “Principal Market” means the NASDAQ Global Select Market.

(vii) “Trading Day” means any day on which the Lawson common stock (or other security as applicable) is traded on the Principal Market (or, if not traded on the Principal Market, the principal securities exchange or trading market for such security); provided, however, that “Trading Day” shall not include any day on which the Lawson common stock (or other security, as applicable) is scheduled to trade, or actually trades, on the Principal Market (or other securities exchange or trading market) for less than 4.5 hours.

(viii) “Weighted Average Price” means, for the Lawson common stock or any other security as of any date, the volume-weighted average price for the Lawson common stock or other security on the Principal Market (or, if not traded on the Principal Market, the principal securities exchange or trading market for such security) during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market (or other securities exchange or trading market, as applicable) publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market (or other securities exchange or trading market, as applicable) publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the volume-weighted average price for the Lawson common stock or other security in the over-the-counter market on the electronic bulletin board for the Lawson common stock or other security during the period beginning at 9:30 a.m., New York City Time (or such other time as such over-the-counter market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as such over-the-counter market publicly announces is the official close of trading), as reported by Bloomberg, or, if no volume-weighted average price is reported for the Lawson common stock or other security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Lawson common stock or other security as reported in the “pink sheets” by the National Quotation Bureau, Inc. If the Weighted Average Price cannot be calculated for the Lawson common stock or other security on such date on any of the foregoing bases, the Weighted Average Price of the Lawson common stock or other security on such date shall be the fair market value as mutually determined by Borrower and Lender. If Borrower and Lender are unable to agree upon the fair market value of the Lawson common stock or other security, then such dispute shall be resolved by an independent, reputable investment baking firm agreed to by Borrower and Lender, whose determination shall be deemed final and conclusive, absent manifest error. All determinations of Weighted Average Price are to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during any period during which the Weighted Average Price is being determined.

(c) Cash Collateral Account: Any additional assets of Borrower pledged, and any cash collateral constituting proceeds of Pledged Interests sold, in each case pursuant to Section 6(a) of this Agreement, shall, immediately upon receipt thereof by Lender, be delivered by Lender to the Securities Firm (hereinafter defined) for deposit into a separate designated sub-account (the “Cash Collateral Account”) of the Securities Account (hereinafter defined) maintained with the Securities Firm pursuant to the Securities Account Control Agreement (hereinafter defined). Prior to the establishment of the Cash Collateral Account, any such additional assets and cash collateral shall be deposited by Lender into a separate designated account maintained by Lender with a financial institution selected by Lender and reasonably satisfactory to Borrower.

(d) Sale of the Pledged Interests by Borrower: Borrower shall have the right to sell all or any part of the Pledged Interests at any time without the consent of Lender; provided, however, that (i) after giving effect to each such sale, a Coverage Event shall not have occurred and be continuing and (ii) one hundred percent (100%) of the Net Proceeds of each such sale shall be received in immediately available Dollars and deposited promptly upon receipt thereof into the Cash Collateral Account (or, prior to the establishment of the Cash Collateral Account, the separate designated account maintained by Lender pursuant to Section 6(c) of this Agreement).

(e) Payments out of the Cash Collateral Account: At all times that the value of the Cash Collateral Account is greater than the Adjusted Aggregate Loan Exposure, Lender shall allow Borrower to withdraw such excess from the Cash Collateral Account. This determination shall be made by Lender (i) upon the deposit of any amount into the Cash Collateral Account and (ii) at the end of each calendar year.

(f) Sale of Pledged Interests by Lender: Notwithstanding anything in this Agreement to the contrary, Lender shall have the right to sell all or a portion of the Pledged Interests upon the occurrence of a Triggering Event under Section 9(a) or 9(i) of the Note in an amount sufficient to generate cash collateral sufficient to satisfy Borrower’s obligation under the Note with respect to such Triggering Event.

7. Remedies.

(a) Upon the occurrence and during the continuance of (i)(A) a Triggering Event under Section 9(a) or 9(i) of the Note or (B) a Coverage Event, in each case prior to the Maturity Date or (ii) any Triggering Event at any time after the Maturity Date, Lender may exercise in respect of the Pledged Collateral, to the extent permitted by applicable law, all rights and remedies of a secured party under Article 9 of the Uniform Commercial Code of the State of Illinois (the “UCC”) in order to cure any such Triggering Event or Coverage Event (as the case may be) , whether or not the UCC applies to the affected Pledged Collateral. Lender also, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Borrower or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may, to the extent permitted under applicable law, forthwith collect, receive, appropriate and realize upon the Pledged Collateral, or any part thereof, and/or may forthwith sell, assign, give an option or options to purchase, contract to sell or otherwise dispose of and deliver the Pledged Collateral, or any part thereof, in one or more portions at one or more public or private sales or dispositions, at any exchange or broker’s board or at any of Lender’s offices or elsewhere upon such terms and conditions as Lender may deem advisable and at such prices as it may deem best, for any combination of cash and/or securities or other property or on credit or for future delivery without assumption of any credit risk, with the right to Lender upon any such sale, public or private, to purchase the whole or any part of said Pledged Interests so sold, free of any right or equity of redemption in Borrower, which right or equity is hereby expressly waived and released. Only after so paying over such net proceeds and after the payment by Lender of any other amount required by any provision of law, including, without limitation, Section 9-615 of the UCC, need Lender account for the surplus, if any, to Borrower. Borrower agrees that Lender need not give more than ten (10) days’ prior written notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to Borrower if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition. Notwithstanding the foregoing or anything to the contrary contained herein, Lender shall not have the right to cause the Loan to be prepaid in whole or in part at any time prior to the Maturity Date.

(b) In view of the fact that federal and state securities laws may impose certain restrictions on the method by which a sale of the Pledged Collateral may be effected after a Triggering Event, Borrower agrees that after the occurrence of a Triggering Event, Lender may, from time to time, attempt to sell, or cause Borrower to sell, all or any part of the Pledged Collateral by means of a private placement restricting the bidders and prospective purchasers to those who are qualified and will represent and agree that they are purchasing for investment only and not for distribution. In so doing, Lender may solicit offers to buy the Pledged Collateral, or any part of it, from a limited number of investors deemed by Lender, in its reasonable judgment, to be financially responsible parties who might be interested in purchasing the Pledged Collateral. If Lender solicits such offers from not less than two (2) such investors, then the acceptance by Lender of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposing of such Pledged Collateral; provided, that this Section does not impose a requirement that Lender solicit offers from four or more investors in order for the sale to be commercially reasonable.

8. Duty of Care. Lender shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Pledged Collateral, except for those arising out of or in connection with Lender’s (a) gross negligence or willful misconduct, or (b) failure to use reasonable care with respect to the safe custody of the Pledged Collateral in such Person’s possession. Without limiting the generality of the foregoing, Lender shall not be under any obligation to take any steps necessary to preserve rights in the Pledged Collateral against any other Persons but may do so at its option. All expenses incurred in connection therewith shall be for the sole account of Borrower, and shall constitute part of the Obligations secured hereby.

9. No Disposition, Etc. Except as expressly set forth in Section 6 of this Agreement, Borrower agrees that it will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any Pledged Collateral, nor will Borrower create, incur or permit to exist any Lien on any of the Pledged Collateral, except for the Lien granted to Lender pursuant to this Agreement.

10. Further Assurances. Borrower agrees that at any time, and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, Borrower agrees to take any action as Lender may reasonably request in order to perfect the security interest granted hereunder.

11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Amendments; etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13. Successors. This Agreement and all obligations of Borrower hereunder shall be binding upon the successors and assigns of Borrower, and shall, together with the rights and remedies of Lender hereunder, inure to the benefit of Lender and its respective successors and assigns, except that Borrower shall not have any right to assign its rights or obligations under this Agreement or any interest herein without the prior written consent of Lender.

14. Termination. Upon Payment in Full, this Agreement and the Lien granted hereunder shall terminate and Lender shall return the Pledged Interests to Borrower.

15. Possession of Pledged Collateral. Borrower shall deliver the Pledged Interests to Lender or to a Person who has agreed in writing to act as Lender’s agent for such purposes, and Lender (or such other Person as the case may be) shall take possession of the Pledged Interests, in each case on the Closing Date, and Lender (or such other Person as the case may be) shall thereafter hold the Pledged Interests pursuant to the terms hereof; provided, that, notwithstanding the foregoing or anything to the contrary set forth herein, Lender agrees to deliver the Pledged Interests to a “securities intermediary” (as such term is defined in the UCC) selected by Borrower (the “Securities Firm”) and at the request and expense of Borrower to be deposited into a securities account (the “Securities Account”) pursuant to a securities account control agreement (the “Securities Account Control Agreement”), in form and substance mutually acceptable to Borrower and Lender, but in all events sufficient to maintain Lender’s “control” (as such term is defined in the UCC) of the Pledged Interests.

16. Survival of Representations. All representations and warranties of Borrower contained in this Agreement shall survive the execution and delivery of this Agreement.

17. Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise, (a) during the continuation of a Triggering Event under Section 9(a) or 9(i) of the Note or (b) in the event of a Coverage Event prior to the Maturity Date or any Triggering Event at any time after the Maturity Date, in Lender’s discretion, to take any action and to execute and deliver any instrument that Lender deems reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Borrower representing any dividend or other distribution in respect of the

Pledged Collateral or any part thereof and to give full discharge for the same and to arrange for the transfer of all or any part of the Pledged Collateral on the books of the issuer to the name of Lender or Lender’s nominee.

18. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other party any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given (and deemed to have been given) in the manner and to the respective addresses set forth in Section 11 of the Note. Failure or delay in delivering copies of any such notice, demand, request, consent, approval, declaration or other communication to any Persons designated in the Credit Agreement to receive copies shall in no way adversely affect the effectiveness of such notice or other communication.

19. GOVERNING LAW. THE RIGHTS AND DUTIES OF BORROWER AND LENDER UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THE VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

20. Delays; Partial Exercise of Remedies. No delay or omission of Lender to exercise any right or remedy hereunder or under any of the other Credit Documents, whether before or after the happening of any Triggering Event shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Triggering Event. No single or partial exercise by Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

21. Entire Agreement. This Agreement and the other Credit Documents constitute the entire agreement between Borrower and Lender (in their respective capacities as such) and supersede any prior agreements between them.

22. Nonliability of Lender. The relationship between Borrower and Lender shall be solely that of borrower and lender. Lender shall have no fiduciary responsibilities to Borrower. Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

23. Counterparts. This Agreement may be executed in any number of counterpart, each of which shall be an original, but all of which shall together constitute one and the same agreement. Any such counterpart which may be delivered by facsimile, email or similar electronic transmission shall be deemed the equivalent of an originally signed counterpart and shall be fully admissible in any enforcement proceedings regarding this Agreement.

24. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or construction of any provision of this Agreement.

25. Rights Cumulative. Each of the rights and remedies of Lender under this Agreement and the other Credit Documents shall be in addition to all of its other rights and remedies under this Agreement and the other Credit Documents and applicable law, and nothing in any of the Credit Documents shall be construed as limiting any such rights or remedies.

26. Acknowledgement of PI Pledge Agreement. The Borrower hereby (i) acknowledges receipt of a copy of the PI Pledge Agreement, and (ii) acknowledges and agrees to the terms and provisions thereof, including, without limitation, Section 7(c).

[Remainder of Page Intentionally Left Blank]

- Signature Page Follows -

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered by their duly authorized trustees on the date first above written.

BORROWER

THE SIDNEY L. PORT TRUST DATED JULY 22, 1970

By:	/s/ Ronald B. Port
Ronald B. Port, as Co-Trustee of The Sidney L. Port Trust Dated July 22, 1970

By:	/s/ Roberta P. Washlow
Roberta P. Washlow, as Co-Trustee of The Sidney L. Port Trust Dated July 22, 1970

LENDER

SLP 2003 TRUST A

By:	/s/ H. George Mann
H. George Mann, as Trustee of the SLP 2003 Trust A

[Signature Page to Loan A Pledge Agreement]